Exhibit 99.1

Astrotech Corporation
401 Congress, Suite 1650
Austin, Texas 78701
512.485.9530
fax: 512.485.9531
www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

Austin, Texas, April 03, 2012 – Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced the results of the Company’s Annual Meeting of Shareholders held on March 29, 2012.

The shareholders of the Company’s common stock elected six directors to the Company’s Board of Directors. The Board of Directors now consists of Thomas B. Pickens III, Mark E. Adams, John A. Oliva, William F. Readdy, Sha-Chelle Manning and Daniel T. Russler, Jr.

In addition to electing the board of directors, Astrotech shareholders ratified the appointment of Ernst & Young, LLP as independent auditors for the Company and approved the reverse stock split of the Company’s common stock in a ratio to be determined by the Board of Directors. The Board of Directors is awaiting future business and financial results, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the NASDAQ Capital Market, before determining whether and when to implement the reverse split.

Tabular presentation of the voting results from the Annual Meeting of Shareholders follows the text of this press release.

About Astrotech Corporation

Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our Astrotech Space Operations business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough miniature mass spectrometer, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

John Porter

Chief Financial Officer

Astrotech Corporation

512.485.9530

IR@astrotechcorp.com

Tables Follow

ASTROTECH CORPORATION

14,922,762 shares or 77.01% of the Company’s Common Stock were present in person or by proxy at the meeting.

Proposal 1 – Election of the individuals nominated to serve as directors of the Company

Director	Votes For	Votes Withheld	Broker Non Votes
Thomas B. Pickens III	7,655,125	630,453	6,637,184
Mark E. Adams	7,665,340	620,238	6,637,184
John A. Oliva	7,665,582	619,996	6,637,184
Sha-Chelle Manning	7,659,262	626,316	6,637,184
William F. Readdy	7,669,565	616,013	6,637,184
Daniel T. Russler, Jr.	7,554,134	731,444	6,637,184

Proposal 2 – Ratification of appointment of Ernst & Young, LLP as independent auditor for the Company

For Ratification	Against Ratification	Abstain from Voting	Broker Non Votes
14,556,373	164,515	201,874	0

Proposal 3 – Approving a reverse stock split of the Company’s common stock in a ratio to be determined by the Board of Directors

For Ratification	Against Ratification	Abstain from Voting	Broker Non Votes
10,659,607	3,686,121	577,032	2

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